As filed with the Securities and Exchange Commission on October 5, 2015

Registration No. 333-200969

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 3 to

Form S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NAC Global Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3990	87-0678927
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4720 Salisbury Road
Jacksonville, FL 32256
(904) 493-6496

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vincent Genovese
24484 Harbour View Drive
Ponte Vedra Beach, FL 32082

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications, including communications sent to agent for service, should be sent to:

David E. Danovitch, Esq. Zachary D. Blumenthal, Esq. Avraham S. Adler, Esq. Robinson Brog Leinwand Greene Genovese & Gluck P.C. 875 Third Avenue, 9th Floor New York, New York 10022 (212) 603-6300	Gregg E. Jaclin, Esq. Eric M. Stein, Esq. Szaferman Lakind Blumstein & Blader, P.C. 101 Grovers Mill Road, Suite 200 Lawrenceville, New Jersey (609) 275-0400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 (“Post-Effective Amendment No. 3”) to the Registration Statement on Form S-1 (File No. 333 – 200969) (the “Registration Statement”) of NAC Global Technologies, Inc. (the “Company”), is being filed solely for the purpose of filing a new Exhibit 5.1 to the Registration Statement.

This Post-Effective Amendment No. 3 does not modify or change any provision of, or add to, Part I of the Registration Statement. Accordingly, Part I of the Registration Statement has been omitted from this Post-Effective Amendment No. 3, which consists of only the cover page, this explanatory note and Part II of the Registration Statement.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee	$235.89
FINRA Fees	2,800
Printing and Mailing Expenses	1,000
Transfer Agent Fees	2,300
Accounting fees and expenses	2,500
Legal fees and expense	20,000
Blue Sky fees and expenses	0
Miscellaneous	0
Total	$28,835.89

All amounts are estimates other than the SEC’s registration fee. We are paying all expenses of the offering listed above.

Item 14. Indemnification of Directors and Officers.

Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents.  The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests.  In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our current and former directors, trustees, officers, employees and other agents against expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by any such person, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws.  These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, trustee, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

Item 15. Recent Sales of Unregistered Securities.

Share Exchange Agreement

On April 29, 2014, in conjunction with the Share Exchange, we issued 23,125,001 shares of our common stock to the NAC Shareholders. Following the Share Exchange, NAC became our wholly-owned subsidiary.

The shares of common stock issued to the NAC Shareholders in connection with the Share Exchange were offered and sold to the NAC Shareholders in a private transaction in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.  Our reliance on Section 4(a)(2) of the Securities Act was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Private Placements

On April 29, 2014, we completed a private offering of $375,000 aggregate principal amount of 12% Convertible Promissory Notes by an institutional investor.

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On September 9, 2014, October 3, 2014 and December 23, 2014, we completed private offerings of $150,000 aggregate principal amount of 15% Convertible Promissory Notes, as amended, and 150,000 shares of the Company’s common stock with accredited investors.

On October 20, 2014, and December 16, 2014, we completed private offerings of $93,000 aggregate principal amount of 8% Original Issue Discount Convertible Promissory Notes with accredited investors.

On January 8, 2015, we completed a private offering of $109,000 aggregate principal amount of 3% Original Issue Discount Convertible Promissory Notes and warrants to purchase shares of the Company’s common stock with accredited investors. The note was subsequently amended and restated to modify the aggregate principal amount to $100,000.

On May 1, 2015, we issued a secured promissory note to a third party for the principal amount of $30,000 for inventory financing, which such note is subject to an annual interest rate of 15%.

The notes and warrants issued to the purchasers in these private placements was offered and sold to the purchasers in private transactions in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act.  Our reliance on Section 4(a)(2) of the Securities Act was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Modification of Private Placements

We are in the process of modifying some of the foregoing private placements with our debt holders.

Item 16. Exhibits.

See Exhibit Index following the signature page.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the placement agent and investors at the closing certificates in such denominations and registered in such names as required by the placement agent and investors to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

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(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereon to duly authorized, in the City of Jacksonville, State of Florida, on October 5, 2015.

NAC GLOBAL TECHNOLOGIES, INC.

By:	/s/ Vincent Genovese
Vincent Genovese Chief Executive Officer and President (Principal Executive Officer, Principal Financial and Accounting Officer)

We, the undersigned officers and directors of NAC Global Technologies, Inc., hereby constitute and appoint Vincent Genovese, as true and lawful attorney with full power to him, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable LipidViro Tech, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent Genovese	Chief Executive Officer, President and Director	October 5, 2015
Vincent Genovese	(Principal Executive Officer, Principal Financial and Accounting Officer)

/s/ Rita M. O’Connor	Director	October 5, 2015
Rita M. O’Connor

/s/ Edward Haversang	Director	October 5, 2015
Edward Haversang

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Share Exchange Agreement by and between NAC Global Technologies, Inc. (formerly known as LipidViro Tech, Inc.), NAC Harmonic Drive, Inc., the principal shareholders of LipidViro Tech, Inc. and the shareholders of NAC Harmonic Drive, Inc., dated April 29, 2014(1)
3.1(i)(a)	Articles of Incorporation(1)
3.1(i)(b)	Articles of Merger filed with the States of Nevada and California, October 4, 2001(1)
3.1(i)(c)	Certificate of Amendment to Articles of Incorporation, filed with the States of Nevada September 9, 2003(6)
3.1(i)(d)	Certificate of Amendment to Articles of Incorporation, filed with the States of Nevada February 5, 2004(6)
3.1(i)(e)	Certificate of Amendment to Articles of Incorporation, filed with the States of Nevada August 18, 2008(6)
3.1(i)(f)	Certificate of Amendment to Articles of Incorporation, filed with the States of Nevada July 15, 2014(2)
3.1(ii)	By-Laws(1)
4.1	12% Convertible Promissory Note, dated April 29, 2014(4)
4.2	Form of 15% Convertible Promissory Note(8)
4.3	Form of 8% Convertible Promissory Note(6)
4.4	Form of Amended and Restated 3% Convertible Promissory Note(11)
4.5	Form of Warrant dated January 8, 2015(7)
4.6	Form of 15% Secured Promissory Note dated May 1, 2015(9)
4.7	Form of Series A Warrant included in the Unit in this offering(9)
4.8	Form of Series B Warrant included in the Unit in this offering(9)
4.9	Form of Placement Agent’s Warrant (8)
5.1*	Opinion of Robinson Brog Leinwand Greene Genovese & Gluck P.C.
10.1	Securities Purchase Agreement, dated April 29, 2014(4)
10.2	Registration Rights Agreement, dated April 29, 2014(4)
10.3	Form of Securities Purchase Agreement, 15% Convertible Note Offerings(8)
10.4	Form of Securities Purchase Agreement, 8% Convertible Note Offerings(6)
10.5	Securities Purchase Agreement, dated January 8, 2015(7)
10.8	Exclusive Manufacturing and Sales Representative and Distributor Agreement, by and between Beijing CTKM Harmonic Drive Co. LTD and NAC Harmonic Drive, Inc.(5)
10.9	New York Lease Agreement(4)
10.10	Florida Lease Agreement(4)
10.11	Agreement by and between NAC Global Technologies, Inc. and Conic Systems, Inc., dated August 25, 2014(3)
10.12†	Employment Agreement — Vincent Genovese(3)
10.13†	Agreement with Chief Executive Officer of Conic Systems Inc.(5)
10.14	Form of Placement Agent Agreement(9)
10.15	Form of Subscription Agreement(9)
21.1	List of Subsidiaries(6)
23.1	Consent of MaloneBailey LLP (12)
23.2	Consent of Robinson Brog Leinwand Greene Genovese & Gluck P.C. (Reference is made to Exhibit 5.1)
24.1	Power of Attorney (set forth on the signature page of the Registration Statement)
101.INS	XBRL Instance Document.
101.SCH	XBRL Taxonomy Extension Schema Document.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
†	Management Contract or compensatory plan or arrangement

(1)	Filed as an Exhibit on 10-SB12G Registration Statement filed with the SEC on March 1, 2002.
(2)	Filed as an Exhibit on Current Report to Form 8-K filed with the SEC on July 16, 2014
(3)	Filed as an Exhibit on Amendment No. 3 to Current Report to Form 8-K filed with the SEC on August 26, 2014.
(4)	Filed as an Exhibit on Amendment No. 2 to Current Report to Form 8-K filed with the SEC on July 21, 2014
(5)	Filed as an Exhibit on Current Report to Form 8-K filed with the SEC on May 5, 2014.
(6)	Filed as an Exhibit on Form S-1 filed with the SEC on December 15, 2014.
(7)	Filed as an Exhibit on Current Report to Form 8-K filed with the SEC on January 12, 2015.
(8)	Filed as an Exhibit on Form S-1/A filed with the SEC on January 20, 2015.
(9) (10)	Filed as an Exhibit on Form S-1/A filed with the SEC on June 23, 2015. Filed as an Exhibit on Form S-1/A filed with the SEC on August 3, 2015.
(11)	Filed as an Exhibit on Post-Effective Amendment No. 1 to Form S-1 filed with the SEC on August 28, 2015.
(12)	Filed as an Exhibit on Post-Effective Amendment No. 2 to Form S-1 filed with the SEC on September 30, 2015.

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